Exhibit 99.1

NEWS RELEASE	SEPTEMBER 27, 2004
For additional information, contact:
Kirk Whorf
Senior Vice President and Chief Financial Officer
kwhorf@northstatebank.com
919-855-9925

NORTH STATE BANCORP ANNOUNCES

RECORD DATE FOR 23-FOR-20 STOCK SPLIT

Raleigh, NC…North State Bancorp, which previously announced a 15% stock dividend in the form of a 23-for-20 stock split, today announced that the record date for the stock split is October 8, 2004. As previously announced, the stock split will be paid on October 20, 2004.

As of June 30, 2004, North State reported total assets of $285 million, total deposits were $247 million and total loans were more than $211 million.

North State Bank is a full service community bank, founded in 2000, headquartered in Raleigh and currently serving Wake County with four offices: full service locations on Falls of Neuse Rd. and Blue Ridge Road in Raleigh, and Highway 70 West in Garner, and a loan production office in the Wakefield Corporate Center near Wake Forest, NC. A new headquarters and full service office is under construction at the new North Hills with an anticipated completion date of January 2005.

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www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.